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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS
AND DECLARES DIVIDENDS

        Indianapolis, Indiana—October 27, 2004...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today announced results for the quarter and nine months ended September 30, 2004:

  •
  Diluted funds from operations ("FFO") of the Simon portfolio for the quarter increased 12.6% to $277.7 million from $246.7 million in 2003. On a per share basis the increase was 11.8% to $1.04 per share from $0.93 per share in the third quarter of 2003. Diluted FFO of the Simon portfolio for the nine months increased 9.1% to $800.5 million from $733.9 million in 2003. On a per share basis the increase was 8.3% to $3.01 per share from $2.78 per share in 2003.

  •
  Net income available to common shareholders for the quarter increased 73.5% to $74.1 million from $42.7 million in 2003. On a diluted per share basis the increase was 63.6% to $0.36 per share from $0.22 per share in the third quarter of 2003. Net income available to common shareholders for the nine months increased 30.4% to $193.2 million from $148.2 million in 2003. On a diluted per share basis the increase was 20.5% to $0.94 per share from $0.78 per share in 2003.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Comparable retail sales per square foot (sales for those tenants in-place for at least 24 months) increased 5.8%, to $421 at September 30, 2004 as compared to $398 at September 30, 2003, while total retail sales per square foot also increased 5.8%, to $417 at September 30, 2004 as compared to $394 at September 30, 2003. Average base rents for mall and freestanding stores in the regional mall portfolio were $33.07 per square foot at September 30, 2004, an increase of $1.20 or 3.8%, from September 30, 2003. The average initial base rent for new mall store leases signed during the first nine months of 2004 was $39.28, an increase of $6.38 or 19.4% over the tenants who closed or whose leases expired. Occupancy for mall and freestanding stores in the regional malls at September 30, 2004 was 91.8%, as compared to 91.9% at September 30, 2003.

        "We are pleased to report this quarter's growth in FFO and EPS," said David Simon, Chief Executive Officer. "Strong leasing activity resulted in a 50 basis point occupancy gain in our regional mall portfolio from June 30th, and tenant sales continued to be strong. These results were achieved despite a $2.3 million negative impact to our Florida properties as a result of physical damage from the four hurricanes. With the addition of Chelsea Property Group to our organization and our strong development pipeline in the U.S. and Europe, we are well-positioned to continue to grow our business."

Dividends

        Today the Company announced a common stock dividend of $0.240217 per share to be paid on November 30, 2004 to shareholders of record on November 17, 2004. This dividend announcement follows the partial quarterly dividend declared earlier this month to align the time periods of dividend payments for Simon Property Group and Chelsea Property Group, Inc. ("Chelsea") under the definitive merger agreement entered into by the two companies. Today's declared dividend represents the balance of the Company's regular quarterly dividend rate of $0.65 per share.

        The Company also declared dividends on four issues of preferred stock:

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on December 31, 2004 to shareholders of record on December 17, 2004.

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on December 31, 2004 to shareholders of record on December 17, 2004.

  •
  Simon Property Group, Inc. 6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.2833 per share is payable on November 30, 2004 to shareholders of record on November 17, 2004. This represents a partial quarterly dividend for this security, which was issued on October 14, 2004 in conjunction with the Chelsea acquisition.

  •
  Simon Property Group, Inc. 8 3/8% Series J Cumulative Redeemable Preferred dividend of $0.89566 per share is payable on December 31, 2004 to shareholders of record on December 17, 2004. This represents a partial quarterly dividend for this security, which was issued on October 14, 2004 in conjunction with the Chelsea merger to holders of Chelsea's former 8 3/8% Series A Cumulative Redeemable Preferred.

Chelsea Property Group Acquisition

        On October 14, 2004, the Company completed its $5.1 billion (including the assumption of debt) acquisition of Chelsea. Chelsea common shareholders received merger consideration of $36.00 in cash; 0.2936 of a share of Simon common stock; and 0.3000 of a share of Simon 6% Series I convertible perpetual preferred stock for each share of Chelsea common stock. In connection with the merger transaction, holders of limited partnership common units of CPG Partners, L.P., the operating partnership subsidiary of Chelsea, exchanged their units for common and convertible preferred units of the Simon operating partnership, Simon Property Group, L.P.

        At closing, shares and units were issued as follows:

  •
  12,978,795 shares of Simon Common Stock

  •
  4,652,232 Simon Property Group, L.P. common units

  •
  13,261,712 shares of Simon 6% Series I Convertible Perpetual Preferred Stock (liquidation value of $50 per share)

  •
  4,753,794 Simon Property Group, L.P. 6% Convertible Perpetual Preferred Units (liquidation value of $50 per unit)

        Chelsea will operate as a division of SPG out of its current headquarters in Roseland, New Jersey, with David Bloom and the Chelsea management team continuing their leadership roles. David Bloom has been appointed as an Advisory Director of the Simon Property Group Board of Directors.

        Chelsea Property Group is the leading owner, developer and manager of Premium Outlet® centers in the U.S. and Asia. Its portfolio includes 36 Premium Outlet centers (32 in the U.S. and 4 in Japan)

located in major metropolitan markets such as New York, Los Angeles and Boston, and tourist destinations such as Orlando, Las Vegas and Palm Springs. The 32 domestic Premium Outlet centers are 98% occupied and generate sales per square foot of approximately $400. Chelsea's four Premium Outlet centers in Japan, located near Tokyo, Osaka and Fukuoka, are fully leased and generate average sales of more than $800 per square foot.

        The Company obtained a two-year senior unsecured term loan facility of $1.8 billion to fund the cash component of the consideration and the retirement of certain Chelsea debt. The facility closed on October 12, 2004 and was funded by ten key SPG lenders. Interest on the facility is based upon the Company's corporate ratings and is currently LIBOR plus 55 basis points. There is no financing origination fee for this facility during the first year.

Development Activities

        During the month of October, the Company opened three development projects:

  •
  Clay Terrace is a 570,000 square foot upscale center located at the southwest corner of U.S. 31 and 146th Street, approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use shopping center project, incorporating a mix of anchor stores, specialty retail stores, unique restaurants and Class A office space. The Company owns the project in a 50/50 joint venture with Indianapolis-based Lauth Property Group.

  •
  Arkadia is a 1.1 million square foot shopping center in Warsaw, Poland. The project incorporates a hypermarket, approximately 200 small shops, a do-it-yourself center and a cinema. The Company owns a 35% interest through its Groupe BEG joint venture.

  •
  The phase III expansion of The Forum Shops at Caesars in Las Vegas is comprised of 175,000 square feet of luxury designers, restaurants, and unique retailers. The Company owns 100% of Forum Shops.

        The Company has five new U.S. development projects currently under construction:

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project will be comprised of a village component with a mainstreet design, a community center, and a multifamily and hotel component. The village will be anchored by Dillard's, Barnes & Noble and Dick's Sporting Goods. Target, Ross Dress for Less, Designer Shoe Warehouse, Staples, Old Navy, JoAnn Fabrics, PetsMart and Pier One will anchor the community center. Restaurants will include The Cheesecake Factory, Maggiano's, and P.F. Chang's. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. The Company will own 85% of this project until certain financial performance hurdles are met, at which time ownership will be 50/50. Gross costs are expected to approximate $158 million and the project is scheduled to open in March of 2005.

  •
  Wolf Ranch is a 670,000 square foot community center located at the southwest corner of I-35 and State Road 29 in Georgetown, Texas. It will be an open-air, mixed-use shopping center containing a mix of anchor stores, specialty retail stores and unique restaurants. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens 'n Things, Office Depot, Best Buy, T.J. Maxx, Michaels, Old Navy, Pier One and PetsMart. Gross costs are expected to approximate $98 million, and the project is scheduled to open in July of 2005. The Company owns 100% of this asset.

  •
  Firewheel Town Center is a 785,000 square foot open-air regional shopping center located at the intersection of State Highway 190 (President George Bush Expressway) and State Highway 78 in Garland, Texas. The project will feature Foley's, Dillard's, AMC Theaters, Barnes & Noble, Circuit City, Linens 'n Things, Old Navy and Pier One. The project will contain approximately

    245,000 square feet of small shop space, four sit-down restaurants, plus 75,000 square feet of second level office space. Gross costs are expected to approximate $132 million, and the project is scheduled to open in October of 2005. The Company owns 100% of this asset.

  •
  Rockaway Plaza is a 250,000 square foot community center featuring Dick's Sporting Goods, Target, Lowes Cineplex and PetsMart located in Rockaway, New Jersey, adjacent to the Company's Rockaway Townsquare. Gross costs are expected to approximate $39 million. Target opened in July 2004 with the remainder of the project opening in phases between November 2005 and March 2006. The Company owns 100% of this asset.

  •
  The Town Center at Coconut Point is an open-air, mixed-use mainstreet regional shopping center that is part of a 482 acre master planned community named Coconut Point located in Estero/Bonita Springs, Florida. The Town Center at Coconut Point will contain approximately 1.2 million square feet of retail space, 45,000 square feet of office condominiums and 305 condominium units. The Town Center at Coconut Point's retail space will be comprised of three components. The village will be a mainstreet design anchored by Dillard's, Muvico Theatres, Barnes & Noble and four restaurants. The community center will be anchored by Sears Grand, Bed Bath & Beyond, Best Buy, Designer Shoe Warehouse, Office Max, Old Navy, PetsMart, Pier One, Ross Dress for Less and Sports Authority. Connecting the village and the community center will be the third component, a unique and exciting concept called The Lakefront, which will contain entertainment, casual and sit-down dining and shops. Gross costs are expected to approximate $225 million and the project is scheduled to open in phases between October 2005 and September 2006. The Company owns the project in a 50/50 joint venture with Dillard's, Inc.

Dispositions

        Two real estate asset dispositions are reflected in third quarter results. On July 22, 2004, the Company sold Bridgeview Court, a community center in the Chicago suburb of Bridgeview, Illinois. On September 1, 2004, the Company sold Woodville Mall in Toledo, Ohio. Gross proceeds from these sales were approximately $7.8 million.

Financing Activity

        On August 11, the Company announced that its partnership subsidiary, Simon Property Group, L.P., completed the sale of $900 million of debt securities. The issue included two tranches of senior unsecured notes: $400 million of 4.875% Notes due 2010 and $500 million of 5.625% Notes due 2014.

        The all-in effective yield is 4.965% for the six-year notes and 5.675% for the ten-year notes. The blended effective yield for the entire offering is 5.359%. Net proceeds from the offering were used to repay existing indebtedness and for general corporate purposes.

2004 Guidance

        The Company believes that it will exceed the top end of the range of 2004 FFO guidance previously provided of $4.35 per share. This expectation takes into account the impact of the

October 14, 2004 acquisition of Chelsea Property Group. The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share of $4.35.

For the twelve months ended December 31, 2004

Estimated diluted net income per share	$1.66
Depreciation and amortization including our share of joint ventures	2.72
(Gain)/Loss on sales of real estate and discontinued operations	0.00
Impact of additional dilutive securities for FFO per share	(0.03)

Estimated diluted FFO per share	$4.35

Forward-Looking Statements

        Estimates of future net income per share and FFO and other statements regarding future developments and operations are forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.fulldisclosure.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 12:00 p.m. Eastern Daylight Time (New York) tomorrow, October 28th. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet centers and community shopping centers. The Company's current total market capitalization is approximately $34 billion. Through its subsidiary partnerships, it currently owns or has an interest in 299 properties in North America containing an aggregate of 204 million square feet of gross leasable area in 39 states plus Canada and Puerto Rico. Simon also holds interests in 49 European shopping centers in France, Italy, Poland and Portugal and 4 Premium Outlet centers in Japan. Additional Simon Property Group information is available at www.simon.com.

SIMON
Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004		2003
REVENUE:
Minimum rent	$369,511	$333,334	$1,085,534		$990,058
Overage rent	11,970	9,639	29,986		24,502
Tenant reimbursements	190,304	172,443	541,838		498,225
Management fees and other revenue	17,932	19,102	54,335		55,587
Other income	33,736	25,036	95,408		76,196

Total revenue	623,453	559,554	1,807,101		1,644,568
EXPENSES:
Property operating	95,224	84,931	266,128		239,350
Depreciation and amortization	145,963	126,269	428,636		369,686
Real estate taxes	63,104	56,112	183,538		165,294
Repairs and maintenance	24,749	18,420	67,432		60,823
Advertising and promotion	11,698	14,193	37,059		37,836
Provision for credit losses	3,366	2,132	10,083		10,556
Home and regional office costs	19,579	17,688	61,811		56,571
General and administrative	3,615	4,030	10,637		11,102
Costs related to withdrawn tender offer	—	10,500	—		10,500
Other	7,311	5,573	23,904		17,542

Total operating expenses	374,609	339,848	1,089,228		979,260
OPERATING INCOME	248,844	219,706	717,873		665,308
Interest expense	161,398	149,036	471,730		451,493

Income before minority interest	87,446	70,670	246,143		213,815
Minority interest	(2,209)	(888)	(6,890)		(3,307)
Gain (Loss) on sales of assets and other, net	1,121	(5,145)	(760	)(A)	(5,122)
Income tax expense of taxable REIT subsidiaries	(2,196)	(2,423)	(10,838	)(B)	(6,450)

Income before unconsolidated entities	84,162	62,214	227,655		198,936
Income from other unconsolidated entities	23,901	24,015	60,809		70,989

Income from continuing operations	108,063	86,229	288,464		269,925
Results of operations from discontinued operations	112	2,189	(1,264)		7,391
Gain (loss) on disposal or sale of discontinued operations, net	(503)	(12,935)	(215)		(25,693)

Income before allocation to limited partners	107,672	75,483	286,985		251,623
LESS:
Limited partners' interest in the Operating Partnership	20,792	14,244	55,568		47,917
Preferred distributions of the Operating Partnership	4,905	2,835	14,710		8,505

NET INCOME	81,975	58,404	216,707		195,201
Preferred dividends	(7,834)	(15,683)	(23,504)		(47,048)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$74,141	$42,721	$193,203		$148,153

SIMON
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.36	$0.27	$0.95	$0.86
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	(0.04)	(0.01)	(0.07)

Net income available to common shareholders	$0.36	$0.23	$0.94	$0.79

Percentage Change	56.5%		19.0%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.36	$0.26	$0.95	$0.85
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	(0.04)	(0.01)	(0.07)

Net Income available to common shareholders	$0.36	$0.22	$0.94	$0.78

Percentage Change	63.6%		20.5%

U.S. REGIONAL MALL PORTFOLIO OPERATING STATISTICS

	September 30, 2004	September 30, 2003
Occupancy(C)
Consolidated Assets	91.7%	91.6%
Unconsolidated Assets	92.0%	92.3%
Total Portfolio	91.8%	91.9%
Average rent per square foot(C)
Consolidated Assets	$32.30	$30.70
Unconsolidated Assets	$34.38	$33.77
Total Portfolio	$33.07	$31.87
Comparable sales per square foot(D)
Consolidated Assets	$407	$383
Unconsolidated Assets	$448	$426
Total Portfolio	$421	$398
Total sales per square foot(D)
Consolidated Assets	$403	$380
Unconsolidated Assets	$443	$421
Total Portfolio	$417	$394

SIMON
Reconciliation of Net Income to FFO (E)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Income(F)(G)(H)(I)	$81,975	$58,404	$216,707	$195,201
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	25,697	17,079	70,278	56,422
Plus: Depreciation and amortization from consolidated properties and discontinued operations	143,820	126,978	423,618	374,907
Plus: Simon's share of depreciation and amortization from unconsolidated entities	39,712	36,218	123,344	108,721
Plus: (Gain)/loss on sales of real estate and discontinued operations	(618)	18,081	975	30,815
Plus: Tax provision related to gain on sale	369	—	4,784	—
Less: Minority interest portion of depreciation and amortization	(1,817)	(695)	(4,836)	(2,661)
Less: Preferred distributions and dividends	(12,739)	(18,518)	(38,214)	(55,553)

FFO of the Simon Portfolio	$276,399	$237,547	$796,656	$707,852

Per Share Reconciliation:
Diluted net income per share	$0.36	$0.22	$0.94	$0.78
Plus: Depreciation and amortization from consolidated properties and the Company's share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.69	0.65	2.05	1.92
Plus: (Gain)/loss on sales of real estate and discontinued operations	—	0.07	—	0.12
Plus: Tax provision related to gain on sale	—	—	0.02	0.00
Less: Impact of additional dilutive securities for FFO per share	(0.01)	(0.01)	—	(0.04)

Diluted FFO per share	$1.04	$0.93	$3.01	$2.78

Details for per share calculations:
FFO of the Simon Portfolio	$276,399	$237,547	$796,656	$707,852
Adjustments for dilution calculation:
Impact of Series B and C preferred stock conversion & option exercise(J)	1,274	9,124	3,823	26,096

Diluted FFO of the Simon Portfolio	277,673	246,671	800,479	733,948

FFO Allocable to the LP Unitholders	(59,731)	(56,919)	(176,209)	(169,931)

Diluted FFO allocable to Common Shareholders	$217,942	$189,752	$624,270	$564,017

Basic weighted average shares outstanding	206,057	189,165	204,625	188,445
Adjustments for dilution calculation:
Effect of stock options	841	895	854	786
Impact of Series B preferred 6.5% convertible stock	—	12,491	—	12,491
Impact of Series C cumulative preferred 7% convertible units	1,968	1,968	1,968	1,319

Diluted weighted average shares outstanding	208,866	204,519	207,447	203,041
Weighted average limited partnership units outstanding	57,146	60,739	58,441	60,739

Diluted weighted average shares and units outstanding	266,012	265,258	265,888	263,780

Basic FFO per share	$1.05	$0.95	$3.03	$2.84
Percent Increase	10.5%		6.7%
Diluted FFO per share	$1.04	$0.93	$3.01	$2.78
Percent Increase	11.8%		8.3%

SIMON
Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$16,109,979	$14,971,823
Less—accumulated depreciation	2,981,302	2,556,578

	13,128,677	12,415,245
Cash and cash equivalents	488,973	535,623
Tenant receivables and accrued revenue, net	293,865	305,200
Investment in unconsolidated entities, at equity	1,657,558	1,811,773
Deferred costs, other assets, and minority interest, net	610,951	616,880

Total assets	$16,180,024	$15,684,721

LIABILITIES:
Mortgages and other indebtedness	$11,027,958	$10,266,388
Accounts payable, accrued expenses and deferred revenue	726,120	667,610
Cash distributions and losses in partnerships and joint ventures, at equity	27,865	14,412
Other liabilities, minority interest and accrued dividends	193,715	280,414

Total liabilities	11,975,658	11,228,824

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	757,158	859,050
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	258,648	258,220
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 12,000,000 and 12,078,012 issued and outstanding, respectively. Liquidation values $375,000 and $376,950, respectively.	365,872	367,483
Common stock, $.0001 par value, 400,000,000 shares authorized, 208,159,578 and 200,876,552 issued and outstanding, respectively	21	20
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 and 3,200,000 issued and outstanding, respectively	—	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,189,959	4,121,332
Accumulated deficit	(1,304,212)	(1,097,317)
Accumulated other comprehensive income	14,368	12,586
Unamortized restricted stock award	(24,930)	(12,960)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,188,560	3,338,627

	$16,180,024	$15,684,721

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUE:
Minimum rent	$245,246	$200,238	$721,154	$589,320
Overage rent	6,648	4,825	15,587	13,090
Tenant reimbursements	124,763	106,661	367,174	298,573
Other income	17,710	23,663	48,631	61,184

Total revenue	394,367	335,387	1,152,546	962,167
EXPENSES:
Property operating	74,242	58,412	216,086	159,173
Depreciation and amortization	72,426	58,404	213,569	170,967
Real estate taxes	32,828	29,620	98,301	89,821
Repairs and maintenance	16,237	15,834	51,144	49,848
Advertising and promotion	8,342	8,690	26,375	23,256
Provision for credit losses	2,024	2,920	6,538	8,629
Other	18,609	10,465	51,357	33,889

Total operating expenses	224,708	184,345	663,370	535,583
OPERATING INCOME	169,659	151,042	489,176	426,584
Interest expense	94,264	85,929	284,145	253,795

Income Before Minority Interest and Unconsolidated Entities	75,395	65,113	205,031	172,789
(Loss)/income from unconsolidated entities	(1,534)	3,019	(3,835)	7,209
Minority interest	—	(178)	—	(539)

Income from Continuing Operations	73,861	67,954	201,196	179,459
Income from consolidated joint venture interests(K)	—	3,139	889	10,414
Income from discontinued joint venture interests(K)	4,345	9,548	6,419	28,410
Gain on disposal or sale of discontinued operations	—	—	4,704	—

NET INCOME	$78,206	$80,641	$213,208	$218,283

Third-party investors' share of Net Income	$48,174	$50,528	$134,025	$128,387

Our share of Net Income	30,032	30,113	79,183	89,896
Amortization of Excess Investment	6,131	6,098	18,374	18,907

Income from Unconsolidated Joint Ventures	$23,901	$24,015	$60,809	$70,989

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$9,390,606	$9,117,627
Less—accumulated depreciation	1,667,716	1,455,350

	7,722,890	7,662,277
Cash and cash equivalents	229,300	241,678
Tenant receivables	194,822	239,332
Investment in unconsolidated entities	107,544	94,853
Deferred costs and other assets	209,650	180,448
Assets of consolidated joint venture interests(K)	—	151,956
Assets of discontinued joint venture interests(K)	—	764,833

Total assets	$8,464,206	$9,335,377

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other indebtedness	$6,156,763	$6,021,349
Accounts payable, accrued expenses and deferred revenue	280,568	290,862
Other liabilities	125,444	41,990
Mortgages and liabilities of consolidated joint venture interests(K)	—	124,105
Mortgages and liabilities of discontinued joint venture interests(K)	—	549,142

Total liabilities	6,562,775	7,027,448

Preferred units	67,450	152,450
Partners' equity	1,833,981	2,155,479

Total liabilities and partners' equity	$8,464,206	$9,335,377

Our Share of:
Total assets	$3,558,014	$3,861,497

Partners' equity	920,848	885,149
Add: Excess Investment, net(L)	708,845	912,212

Our net investment in joint ventures	$1,629,693	$1,797,361

Mortgages and other indebtedness	$2,654,124	$2,739,630

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

  (A)
  Includes a $13.5 million loss recorded as a result of the Special Master's memorandum clarifying the calculation of "net profits" that were disgorged by the Company related to the Mall of America litigation. The Company has appealed the Court's September 10, 2003 Order and will appeal the Special Master's findings. Also includes the Company's $12.6 million gain on the sale of its interest in the New York Times Square Westin Hotel.

  (B)
  Includes the tax effect of the gain on the sale of the Company's interest in the New York Times Square Westin Hotel of $4.8 million.

  (C)
  Includes mall and freestanding stores.

  (D)
  Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

  (E)
  As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

  (F)
  Includes our share of gains on land sales of $9.8 million and $2.9 million for the three months ended September 30, 2004 and 2003, respectively, and $24.4 million and $23.7 million for the nine months ended September 30, 2004 and 2003, respectively.

  (G)
  Includes our share of straight-line adjustments to minimum rent of $2.1 million and $0.6 million for the three months ended September 30, 2004 and 2003, respectively, and $5.1 million and $4.5 million for the nine months ended September 30, 2004 and 2003, respectively.

  (H)
  Includes our share of the fair market value of leases from acquisitions of $8.4 million and $3.4 million for the three months ended September 30, 2004 and 2003, respectively, and $25.5 million and $8.1 million for the nine months ended September 30, 2004 and 2003, respectively.

  (I)
  During the third quarter of 2004, the Company's 25 malls in Florida were closed for a combined total of 142 days as a result of hurricanes and associated evacuations. The Company recorded a charge of $2.3 million, representing its share of the cost of physical damage from the hurricanes, net of expected recoveries from insurance carriers and tenants.

  (J)
  Includes dividends of Series B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series B shares impacted only the 2003 results as they were converted or redeemed during 2003.

  (K)
  Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of September 30, 2004. Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated.

  (L)
  Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We generally amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

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  Exhibit 99.2
SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS AND DECLARES DIVIDENDS
SIMON Statements of Operations Unaudited (In thousands, except as noted)
SIMON Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON Reconciliation of Net Income to FFO (E) Unaudited (In thousands, except as noted)
SIMON Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON Footnotes to Financial Statements Unaudited